Exhibit 10.1

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

MEDICAL SUPPLY MANUFACTURING AGREEMENT

THIS MEDICAL SUPPLY MANUFACTURING AGREEMENT (this “Agreement”) is made and entered into as of 14 July 2010 between (i) MedPro Safety Products, Inc., a Nevada corporation (“MedPro”), and Greiner Bio-One GmbH, an Austrian company (“GBO”).

WHEREAS, MedPro owns the following intellectual property rights:

VACUETTE® PREMIUM Safety Needle System (the “Tube-Activated Product” and the “Skin-Activated Product”). The Tube-Activated Product and the Skin-Activated Product are referred to hereinafter as the “Holder Product”, and

VACUETTE® PREMIUM Safety Blood Collection Set (PSBC) hereinafter referred to as the “Wing Product”, and

Collectively the Holder Product and the Wing Product are herein referred to as the “Products”.

WHEREAS, MedPro wishes to grant, and GBO wishes to accept, the right to manufacture and distribute the Products, all in accordance with the terms and conditions of this Agreement.

WHEREAS, MedPro and GBO are parties to two agreements, titled ‘Medical Supply Manufacturing Agreement’ and dated as of July 15th, 2008 and wish to terminate such agreements and supersede and replace them with this consolidated and single Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, MedPro and GBO agree as follows:

ARTICLE 1 -TERM AND PROCEDURES

1.1              Medical Supply Manufacturing Agreement.  The two Medical Supply Manufacturing Agreements for the products covered by this Agreement are hereby terminated effective as of the date first set forth above, shall be of no further force or effect whatsoever, and are replaced and superseded in their entirety by this Agreement.

1.2             Exclusive Rights.  During the Term (as hereafter defined), GBO and its affiliates will have the exclusive right to manufacture, market, and distribute the Products.  Notwithstanding any other provision hereof, MedPro shall remain the sole owner of all intellectual property rights related to the Products, and GBO shall not be deemed to have been granted hereby any rights in such intellectual property, except for the limited right to manufacture and sell the Product during the Term as set forth herein.

1.3              Term.

(a)          The term of this Agreement (the “Term”) shall be the period commencing on the date of this Agreement and, unless sooner terminated in accordance herewith, ending on the date that is six (6) years from the date of initial commercial manufacturing of any of the Products by GBO in accordance with this Agreement (the “Initial Production Date”).  The Term may be extended by GBO for a seventh year in the circumstances set forth in section 2.2(e).

(b)          This Term may be extended by mutual agreement of the parties, on such terms and conditions (including duration, minimum production, royalties, etc.) as may be agreed upon by the parties.  Discussions regarding any possible extension of the Term shall begin on or prior to the [*]  anniversary of the Initial Production Date.  If the parties are unable to agree upon terms and conditions for extending the Term within one hundred eighty (180) days after such [*] anniversary, then MedPro will offer GBO the option to extend the Term for a period of [*]  years after the initial Term, at the Production Royalty (as hereafter defined) in effect at the end of the initial Term, with a maximum annual Minimum Annual Production (as hereafter defined) to be increased [*]  in each year.  For purposes of clarification, the maximum annual Minimum Annual Production would be increased [*]  over that year in the first year of the extended Term, and an additional [*] in each year of the extended Term thereafter.  If GBO does not accept this offer within thirty (30) days after notice thereof by MedPro, the Term will not be extended and will expire at the end of the original Term.

(c)          When the Term expires or is terminated for any reason whatsoever, MedPro shall have the option to purchase any or all Production equipment (as hereafter defined) from GBO at the greater of GBO’s depreciated book value or fair market value.  MedPro shall exercise such option by delivering written notice thereof to GBO within thirty (30) days after expiration or termination of the Term.

1.4              Product Development.  The parties hereto agree to abide in good faith by the following development schedule:

(a)          GBO has paid MedPro an aggregate amount of USD1,350,000 for the initial product design (the “Program Fee”) for the Holder Product.  The payment of USD1,350,000 has been earned with delivery of the initial design plan, by 1 October 2008.  GBO has paid MedPro an aggregate amount of USD1,000,000 for the initial product design (the “Program Fee”) for the Wing Product.  The payment of USD1,000,000 has been earned with delivery of the initial design plan by 1 October 2008.

(b)          The [*] will be marketed first, and may be followed by the [*], which will be marketed at the time designated solely by GBO.  For the purposes of this Agreement, the Initial Production Date shall be defined as fourth quarter of 2010 based upon the calendar year.

(c)          MedPro has provided the initial design of the Wing Product to GBO in accordance with the terms of the prior agreement between the parties.  It is the financial responsibility of MedPro to fully validate the initial device design and to secure all regulatory approvals necessary to the marketing of the product.  It is understood that GBO may want to modify the initial device design prior to high volume production and Commercialization.  MedPro will maintain design control as provided for in the current regulatory protocols and in accordance with the quality contracts attached as Exhibits to this Agreement, unless modified in the future within the terms of the Agreement.  MedPro reserves the right to request reimbursement for future validation expenses related to modifications requested by GBO if MedPro estimates that these expenses are significant.  MedPro will notify GBO of proposed expenditure in advance of incurring those items, whenever possible.   GBO and MedPro will endeavor to work under the principle of fairness in this regard.

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(d)           For the Wing Product,   GBO will complete, install, and validate the Production Line at a mutually acceptable date.  This Production Line will include presses, molds, automation, packaging, and engineering.  MedPro is financially responsible to fully validate the physical venous access device, defined as from the distal end up to and including the winged adapter.  MedPro will continue to assist GBO in the development and validation of accessories for the device.

(e)           The Initial Production Date of the [*] will be 1 October 2010, and the target date for the initial production of the Wing Product is [*].  All future post commercialization Product modifications not related to Product design failures will be requested by GBO and reviewed by MedPro.  It is understood by both parties that future costs of design modifications not related to design failures will be the primary responsibility of GBO.

(f)           If MedPro has not secured the regulatory approvals necessary to the marketing of the Wing Product by [*], then MedPro will pay GBO liquidated damages in the amount of USD[*] on [*], and on the first day of each succeeding calendar quarter through [*] until regulatory approvals have been secured.  Thereafter, should regulatory approvals still not be secured, MedPro will pay GBO liquidated damages of $[*] per quarter during Year 2, $[*] per quarter for Year 3, $[*] per quarter for year 4 and $[*] per quarter for Year 5, until the regulatory approvals have been secured.  MedPro will retain the obligation to make any such payments of liquidated damages if MedPro assigns its rights to receive production royalty payments to a separate subsidiary for financing purposes.

(g)           Any future Product modifications requested by GBO after the Initial Production Date will be submitted to MedPro for review in advance.  MedPro’s review shall include compliance with MedPro design control protocol and any patentability review as MedPro may deem appropriate, based upon the nature of each modification contemplated.  All future Product modifications will be completed within the terms of the quality system requirements as provided for in this Agreement.

1.5           Quality Specifications.  Both parties agree that all requirements to this Agreement shall be made in compliance with each party’s Quality System, and all related procedures and policies.  This shall include all stipulated requirements for compliance with the US Food and Drug Administration (“FDA”), including QSR requirements, and CE registration, including the Medical Device Directive (“MDD”).  The parties agree to cooperate with each other’s Quality protocols as necessary, and to deal with Quality control matters that arise in accordance with the following documents:

(a)    Quality System Considerations.

(b)    CE Contract.

(c)    Matrix of Responsibilities.

(d)    Product Description(s).

These documents may be mutually modified from time to time, and in writing, by both parties.

ARTICLE 2 -PRODUCT MANUFACTURING AND ROYALTY

2.1           Product Manufacturing.  During each calendar quarter of the Term, commencing on the Initial Production Date, GBO agrees to manufacture the Holder Product and Wing Product, in the following minimum amounts collectively (an aggregate of [*] units of the Products over the Term) as indicated in each of the following calendar quarters of the Term commencing on the Initial Production Date (the “Minimum Quarterly Production”):

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Year / Quarter		Minimum Quarterly Production
[*]	[*]	[*]

As used in this Agreement, a “unit” means one single item of the either the Holder Product or the Wing Product.

2.2              Production Royalty.

(a)          The Production Royalty to be paid to MedPro by GBO for all Products is USD[*] per unit.

(b)          The amount of the quarterly Production Royalty payable each quarter shall be based upon a number of Product units equal to the greater of the Minimum Quarterly Volume for the quarter, or actual Product unit sales for the quarter.  Until such time as GBO has paid the Production Royalty on [*] Product units, the amount of the minimum quarterly Production Royalty owed by GBO for any quarter shall be reduced by the amount that the total of the quarterly Production Royalties actually paid by GBO for all preceding quarters exceeds the amount of (i) the sum of the Minimum Quarterly Volume for all preceding quarters (ii) multiplied by the Production Royalty per unit.  After GBO has paid the Production Royalty on [*] Product units, the amount of the quarterly Production Royalty payable by GBO shall be actual Product unit sales for the quarter multiplied by the Production Royalty per unit.

(c)          Within 15 days after the end of each month, GBO will provide to MedPro a monthly summary of total unit sales of each of the Tube-Activated Product, the Skin-Activated Product and the Wing Product.

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(d)          GBO shall pay each quarterly Production Royalty payment to MedPro no later than 15 days following the end of the preceding calendar quarter.

(e)          If the sum of the Minimum Quarterly Volume amounts for Years 1 through 6 exceeds the total number of Product units sold by GBO during Years 1 through 6 (the “Sales Shortfall”), then during the 7th year following the Initial Production Date, GBO shall have the right to manufacture a number of units equal to the Sales Shortfall for which no Production Royalty shall be payable under Section 2.2(a). This provision shall not affect GBO’s obligation to pay the Production Royalty to MedPro during Years 1 through 6.

2.3              Late Payment.  In the event of late payment to MedPro by GBO, MedPro shall be entitled to interest in the amount two percent (2%) of the Production Royalties due, per month from the day after the date payment was first due through the date when payment is received.

2.4              Marketing.

(a)          In consideration of the substantial capital expenditures by Greiner to complete, install, and validate production lines for the Holder and Wing Products, MedPro agrees to contribute toward anticipated costs for marketing of the Products.  MedPro shall make a quarterly contribution payment to Greiner in an amount equal to USD[*].   MedPro agrees to make its payment no later than the 30th day following the end of each calendar quarter.  MedPro will direct its payment to the appropriate Greiner subsidiary producing the Products, as directed by Greiner.  MedPro will retain the obligation to make payments for marketing expenses under this agreement (i) if MedPro assigns its rights to receive production royalty payments to a separate subsidiary for financing purposes, and (ii) for any month in which MedPro must pay liquidated damages to GBO as provided in section 1.4(f).

(b)          Following the marketing and sales of the Products by Greiner, which will initiate on October 1 2010, Greiner and/or MedPro shall have the right to request a renegotiation of the marketing contribution if unforeseen market conditions have had a material impact on the project.  This may include both lower than expected market demand, significantly increased production costs, or significantly higher market demand.  There is no obligation on the part of either party to accept suggested modifications to the market contribution.  Both parties agree to negotiate in good faith regarding this issue.

ARTICLE 3 -MEDPRO REPRESENTATIONS AND WARRANTIES

MedPro hereby represents and warrants as follows:

3.1              Corporate Power. Each of MedPro is duly organized and validly existing under the laws of its applicable jurisdiction in the United States and has full corporate or limited liability company power and authority to enter into this Agreement and to carry out the provisions hereof.

3.2              Due Authorization. MedPro is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

3.3              Binding Agreement. This Agreement is a legal and valid obligation binding upon MedPro and is enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement by MedPro does not conflict with any agreement, instrument or understanding, oral and written, to which it is a party or by which it may be bound, nor violate any applicable laws of any court, governmental body or administrative or their agency having authority over it (“Applicable Laws”).

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ARTICLE 4 -REPRESENTATIONS AND WARRANTIES OF GBO

GBO hereby represents and warrants as follows:

4.1              Corporate Power. GBO is duly organized and validly existing under the laws of Austria has full corporate power and authority to enter into the Agreement and to carry out the provisions hereof.

4.2              Due Authorization. GBO is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

4.3              Binding Agreement. This Agreement is a legal and valid obligation binding upon GBO and is enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement by GBO does not conflict with any agreement, instrument or understanding, oral and written, to which it is a party or by which it may be bound, nor violate any Applicable Laws of any court, governmental body or administrative or their agency having authority over it.

ARTICLE 5 - DEFAULT

5.1              Events of Default.  Unless excused by the other party’s failure to perform, the occurrence of one or more of the following events with respect to a party (the “Defaulting Party”) shall constitute an “Event of Default”:

(a)          Any default in payment due under this Agreement from such party, which default is not remedied within ten (10) days after receipt of written notice thereof from the other party;

(b)          The failure of such party to perform any of its material obligations under this Agreement (other than a payment default), which failure is not remedied within thirty (30) days after receipt of written notice thereof from the other party; provided, however, that if such failure cannot reasonably and with due diligence be remedied within thirty (30) days, it shall constitute an Event of Default only if the responsible party has not remedied such failure within an additional thirty (30) days after expiration of the initial thirty (30) day period, and the responsible party is not attempting to remedy such failure reasonably, in good faith, and with due diligence;

(c)          Any representation or warranty made by such party hereunder proves to have been false or misleading in any material respect at the time made; or

(d)          Such party files a voluntary petition in bankruptcy or is adjudicated bankrupt or insolvent, or files any petition or any answer seeking or acquiescing in any reorganization, arrangement, composition, adjustment, liquidation, dissolution, or similar relief for itself under any then current federal, state, foreign, or other bankruptcy statute, law, or regulation for the relief of debtors, or seeks, consents to, or acquiesces in the appointment of any trustee, receiver, or liquidator of such party, or makes any general assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they come due; provided, however, that with respect to MedPro, none of the events listed in this section 5.1(d) shall be an Event of Default so long as MedPro continues to perform all of its material obligations under this Agreement.

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5.2              Remedies in the Event of Default.  Upon the occurrence, and during the continuance of an Event of Default, the non-Defaulting Party may, by written notice to the Defaulting Party, terminate this Agreement.

ARTICLE 6 - NOTICES

6.1              Notices.  All notices required or permitted to be given hereunder shall be sent by facsimile transmission or by certified mail, return receipt requested, postage pre-paid, and addressed to:

If to MedPro:

MedPro Safety Products, Inc.
Attention:  Walter Weller, President and COO
817 Winchester Road, Suite 200
Lexington, Kentucky 40505
Facsimile:  859-225-5347

If to GBO:

Greiner Bio-One GmbH
Attention:  Franz Konrad, President and CEO
Bad Haller Straße 32
A-4550 Kremsmünster   Austria
Facsimile:  +43 (0) 7583 6318

or to such other person or address as such party may have specified in a notice duly given as provided herein.  Such notice shall be deemed to have been given as of the date of transmission or delivery, as the case may be.

ARTICLE 7 - RISK OF LIABILITY

7.1              Liability for Products.  Upon installation and joint validation of the Production Line at GBO, GBO shall be solely responsible for all Product defects and other liabilities and claims arising from or in any way related to GBO’s manufacturing or sale of the Products.  MedPro shall be solely responsible for all Product defects associated with the design of the Products. MedPro shall also be solely responsible for all Product defects and other liabilities and claims arising from or in any way related to MedPro’s manufacturing of the Products.  Product defects shall be addressed in compliance with MedPro and GBO regulatory and quality requirements as contemplated in this Agreement.  Product costs and resultant resolution associated with defects shall be the responsibility of the appropriate party as defined in this Agreement.  MEDPRO HEREBY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES WITH RESPECT TO THE PRODUCT, INCLUDING ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.2              Indemnification by MedPro.  MedPro shall indemnify and save harmless GBO, its officers, directors, shareholders, employees, agents, affiliates, and representatives, with respect to any damages they may incur, including reasonable legal fees, as a result of any breach of this Agreement by MedPro, except to the extent due to the negligence or willful misconduct of GBO.

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7.3             Indemnification by GBO.  GBO shall indemnify and save harmless MedPro, its officers, directors, shareholders, employees, agents, affiliates, and representatives, with respect to any damages they may incur, including reasonable legal fees, as a result of any breach of this Agreement by GBO or any liabilities or claims described in Section 7.1 hereof, except to the extent due to the negligence or willful misconduct of MedPro.

7.4              Dispute Resolution.

(a)          In the event of any controversy or claim arising out of or relating to this contract, or the breach thereof, the parties hereto shall consult and negotiate with each other and, recognizing their mutual interests, attempt to reach a solution satisfactory to both parties.  Except with respect to the provisions of Article 8 Confidentiality, if the parties do not reach settlement within a period of 60 days, then, upon notice by any party to the other, any unresolved controversy or claim shall be settled by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules.  Any controversy or claim submitted to arbitration will be resolved by a three-person panel.  The place of arbitration will be London, UK, or an alternate location mutually acceptable to the parties.  The language of the arbitration will be English.  The arbitrability of any controversy or claim arising out of or relating to this contract shall likewise be determined in such arbitration.  The arbitral award will be final and binding upon the parties, and judgment on the award may be entered in any court of competent jurisdiction.

(b)          Within 30 days after the commencement of arbitration, each party shall appoint a person to serve as an arbitrator. The parties shall then appoint the presiding arbitrator within 20 days after selection of the party appointees. If any arbitrators are not selected within these time periods, the International Centre for Dispute Resolution shall, at the written request of any party, complete the appointments that have not been made.

(c)          Limits on Time and Information Exchange.  It is the intent of the Parties that, barring extraordinary circumstances, arbitration proceedings will be concluded within 120 days from the date the arbitrator(s) are appointed. The arbitral tribunal may extend this time limit in the interests of justice. Failure to adhere to this time limit shall not constitute a basis for challenging the award.  Consistent with the expedited nature of arbitration, pre-hearing information exchange shall be limited to the reasonable production of relevant, non-privileged documents explicitly referred to by a party for the purpose of supporting relevant facts presented in its case, carried out expeditiously.

(d)          Confidentiality of Dispute Resolution.  Except as may be required by law, neither a party nor its representatives may disclose the existence, content, or results of any negotiation or arbitration hereunder without the prior written consent of both parties.

ARTICLE 8 -CONFIDENTIALITY

8.1              Confidential Information.  MedPro and GBO acknowledge that in the course of performing their duties hereunder, they will be necessarily gaining access to each other’s secret and proprietary information, including, without limitation the existence and terms of this Agreement (the “Confidential Information”).

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8.2              Disclosure.  Nothing contained herein shall in any way restrict or impair any party’s right to use, disclose or otherwise deal with any information or data which:

(a)          At the time of the disclosure is generally available to the public or thereafter becomes generally available to the public, by publication or otherwise, through no act of the disclosing party, its employees, consultants or advisors or of any person or entity bound by an obligation of confidentiality to the non-disclosing party;

(b)          The disclosing party can show was in its possession prior to the time of the disclosure to it and was not acquired from the non-disclosing party or any other source which is bound by an obligation of confidentiality to the non-disclosing party;

(c)          The disclosing party can show was received by it as a matter of lawful right after the time of disclosure from a third party who did not acquire it from the non-disclosing party under an obligation of confidence and that without breach of any obligation, the disclosing party is free to disclose it to others; or

(d)          Is required to be disclosed pursuant to court order, federal, state, or foreign government regulation or requirement of a federal, state, or foreign governmental authority.

8.3              Nondisclosure.  Both MedPro and GBO shall maintain in confidence any Confidential Information which is disclosed directly or indirectly to it by the other party, and shall not make any use of such Confidential Information other than performing services hereunder or disclose such information to any third party without the other party’s express prior written consent.  MedPro will notify GBO and submit to GBO articles any informational releases that it is aware of or responsible for that reference the Products and GBO.  This notification shall be sent to GBO three (3) days prior to public release for GBO comment.  MedPro shall endeavor to eliminate any information that GBO believes will be commercially or competitively have a negative market impact.  MedPro’s and GBO’s obligations under this Article 8 shall survive for a period of twenty-four (24) months following the end of the Term, whether by expiration or termination.

8.4             Disclosure to Governmental Authorities.  Nothing contained herein shall in any way restrict or impair any party’s ability to disclose Confidential Information to any federal, state, or foreign governmental authority, if it is required to do so; provided, however, that:  (a) the party that is required to disclose the Confidential Information shall provide the other party with prior written notice of any such required disclosure, sufficient to allow the other party to petition the governmental authority, prior to such disclosure, for confidential protection of the Confidential Information; and (b) the party required to disclosure the Confidential Information shall cooperate with the other party (as reasonably required) in obtaining such protection from the governmental authority.

8.5           Injunctive Relief.  Each of MedPro and GBO acknowledges that the other party has no adequate remedy at law and would be irreparably harmed if it breaches or threatens to breach the provisions of this Article 8, and therefore, both parties agree that the injured party shall be entitled to injunctive relief to prevent any breach or threatened breach of those provisions and to specific performance of the terms of each of such provisions in addition to any other legal or equitable remedy it may have.

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ARTICLE 9 - MISCELLANEOUS

9.1             Waivers and Remedies.  The failure of one of the parties hereto to insist in any one or more instances upon strict performance of any of the obligations of the other party pursuant to this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of the performance of any such obligation or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect.

9.2              Construction of Terms.

(a)          The terms of this Agreement have been arrived at after arms-length negotiation and, therefore, it is the intention of the parties that its terms not be construed against either of the parties by reason of the fact that it was the drafter thereof.

(b)          This Agreement shall be considered made and shall be construed under the laws of the state of Delaware.

9.3              Assignment.

(a)          The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, their heirs, personal representatives, successors or permitted assigns.  This Agreement shall not be assigned in whole or part by GBO without the prior written consent of MedPro, which consent may be withheld in MedPro’s sole and absolute discretion.

(b)          This Agreement shall not be assigned in whole or part by MedPro without the prior written consent of GBO, which consent may be withheld in GBO’s sole and absolute discretion; provided, however that GBO consents to the assignment of certain of MedPro’s rights under this Agreement for financing purposes to a separate subsidiary owned by MedPro and to the trustee under the indenture for any debt securities issued by the subsidiary in such financing where all other terms and conditions of this Agreement shall continue to be  binding upon MedPro.  The assignable rights would include the rights to receive royalty payments under Section 2.2, indemnification payments under Section 7.3, reports under Section 2.2(c) and other amounts payable to MedPro under this Agreement.

9.4              Counterparts.  This Agreement may be executed in any number of counterparts (including via facsimile or e-mail signatures), each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.

9.5              Captions and Exhibits.
(a)          The headings in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

(b)          The exhibits hereto are incorporated herein by reference, and shall in all respects be deemed a part of this Agreement.

9.6             Amendment and Modification.  Any amendment, modification or waiver of any provision of this Agreement, or any consent to any departure therefrom, shall not be effective unless the same is in writing and signed by the parties hereto. In such cases, the modification, waiver or consent is effective only on the specific instance and for the specific purpose given.

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9.7              Entire Agreement.  This Agreement represents the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous written or oral agreements, negotiations, correspondence, undertakings and communications between such parties representing such subject matter.

9.8              No Consequential Damages.  Except as prohibited by law, each party hereto waives any right it may have to claim or recover any special, exemplary, punitive or consequential (including business interruption), or any damages other than, or in addition to, actual damages.

9.9              Survival of Certain Provisions.  Notwithstanding the expiration or termination of this Agreement for any reason, Section 3.4, and Articles 7, 8, and 9 hereof shall survive.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers effective as of the date first above written.

MEDPRO SAFETY PRODUCTS, INC.

By:	/s/ Walter W. Weller

Name:	Walter W. Weller

Title:	President and COO

GREINER BIO-ONE GMBH

By:	/s/ Franz Konrad

Name:	Franz Konrad

Title:	President and CEO

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